Exhibit 10.1

TERMINATION AGREEMENT

This TERMINATION AGREEMENT (this “Termination Agreement”) is entered into as of July 15, 2026 (the “Termination Agreement Effective Date”), by and between Arbutus Biopharma Corporation, a British Columbia corporation (“Arbutus”), and Genevant Sciences GmbH, a limited liability company organized and existing under the laws of Switzerland (“Genevant”). Arbutus and Genevant may be referred to herein individually as a “Party” and together as the “Parties.”

RECITALS

WHEREAS, the Parties entered into that certain Agreement, dated as of March 2, 2025 (the “mRESVIA Agreement”), regarding the treatment of any recovery from Moderna, Inc. and its affiliates (together, “Moderna”) in the Parties’ patent infringement litigation against Moderna (as described more fully in the mRESVIA Agreement, the “Patent Litigation”) specifically allocated to Moderna’s vaccine marketed as mRESVIA®;

WHEREAS, the Parties, together with Moderna and, for certain limited purposes, Genevant Sciences Ltd., entered into a Settlement Agreement, dated March 3, 2026 (the “Settlement Agreement”), to resolve and settle the Patent Litigation;

WHEREAS, the Settlement Agreement did not include a specific allocation, as a part of the total settlement amount, of damages related specifically to mRESVIA; and

WHEREAS, the Parties now wish to terminate the mRESVIA Agreement.

NOW THEREFORE, in consideration of the premises, the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.	Within ten (10) business days after the Termination Agreement Effective Date, Genevant will pay Arbutus a termination fee of One Million U.S. Dollars ($1,000,000). Payment will be made to Arbutus by wire transfer of immediately available funds in accordance with instructions provided by Arbutus.

2.	The mRESVIA Agreement is hereby terminated as of the Termination Agreement Effective Date, and from and after the Termination Agreement Effective Date, the Parties shall have no rights or obligations through or under the mRESVIA Agreement.

3.	For the avoidance of doubt: (a) the Parties expect that the Settlement Agreement is the sole and exclusive source of recovery by the Parties from Moderna in respect of the Patent Litigation; (b) Arbutus is and shall be only entitled to share in the recovery under the Settlement Agreement pursuant to, and as expressly provided in, that certain Cross License Agreement, dated as of April 11, 2018, between Arbutus and Genevant, as amended (the “Cross License”); and (c) this Termination Agreement only terminates the mRESVIA Agreement, and all other agreements between the Parties (and their respective affiliates), including, but not limited to, the Cross License, remain in full force and effect.

4.	This Termination Agreement may be executed in one or more counterparts (including by PDF), any one of which need not contain the signature of more than one Party, but all such counterparts taken together shall constitute on and the same agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Termination Agreement to be duly executed on their own behalf or by their respective representatives thereunto duly authorized as of the respective dates set forth below, effective as of the Termination Agreement Effective Date.

ARBUTUS BIOPHARMA CORPORATION		GENEVANT SCIENCES GMBH

By:	/s/ Lindsay Androski	By:	/s/ Gregg Ashby

Name:	Lindsay Androski	Name:	Gregg Ashby

Title:	Chief Executive Officer	Title:	VP, Finance

Date:	July 15, 2026	Date:	July 15, 2026